UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of incorporation)	(Commission File Number)	(IRS employer identification no.)

400 E. Spring Street
Bluffton, IN	46714
(Address of principal executive offices)	(Zip code)

(260) 824-2900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2013, the Board of Directors of the Company ratified the approval by the Management Organization and Compensation Committee of the Board of Directors of the form of amended and restated Employment Security Agreement (“ESA”) for Steven W. Aikman, Daniel J. Crose, Delancey W. Davis, Robert J. Stone and Thomas J. Strupp. The material modifications to the existing form of ESA, which provides severance benefits upon certain terminations of employment following a change in control of the Company, include the following:

•
Prior to the amendment, if payment of the severance benefits under the ESA would result in the imposition of an excise under Section 280G of the Internal Revenue Code, the ESA for executives other than Mr. Aikman provided for a gross up, and the ESA for Mr. Aikman provided for an automatic reduction in benefits so as not to trigger the excise tax. These provisions have been eliminated. Instead, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax that may be imposed or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

•
Prior to the amendment, the ESA provided for accelerated vesting of performance-based equity at the maximum performance level. Under the amended ESA, performance-based equity vests at the target performance level.

•
Prior to the amendment, severance benefits ceased earlier than the end of the applicable severance period if the executive attained age 65. Under the amended ESA, the severance benefits are no longer reduced or stopped when the executive attains age 65.

A copy of the amended and restated form of ESA is filed with this report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
10.1	Form of Employment Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC.
(Registrant)

Date: May 7, 2013	By	/s/ John J. Haines
John J. Haines
Vice President and Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Employment Security Agreement